CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-110396 on Form S-8 of our report dated June 22, 2017, relating to the financial statements and supplemental schedule of the Robinson Companies Retirement Plan, appearing in this Annual Report on Form 11-K of the Robinson Companies Retirement Plan for the year ended December 31, 2016.

Minneapolis, Minnesota
June 22, 2017